Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FAMILY HOME HEALTH SERVICES INC.
a Nevada Corporation

     Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation, Family Home Health Services Inc. (the “Corporation”), a Nevada corporation, adopts the following Amended and Restated Articles of Incorporation as of this date:
     1. The name of the Corporation is Family Home Health Services Inc. The date of filing of the original Articles of Incorporation of the Corporation with the Secretary of State of Nevada was November 17, 2000. The Articles were subsequently amended on November 3, 2004.
     2. The Amended and Restated Articles of Incorporation amend, restate and integrate the provisions of the Articles of Incorporation and subsequent Amendment to Articles of the Corporation and have been duly adopted in accordance with the provisions of the General Corporation Law of the State of Nevada pursuant to a resolution adopted by the Board of Directors of the Corporation.
     3. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 26,667,254; that this Amendment and Restatement has been consented to and approved by a majority vote of the stockholders holding a least a majority of each class of stock outstanding and entitled to vote thereon.
     4. The text of the Articles of Incorporation, as heretofore amended or supplemented, is hereby amended and restated in its entirety as follows:
ARTICLE I
Name
     The name of the Corporation is Family Home Health Services Inc. (the “Corporation”).
ARTICLE II
Purposes
     The Corporation is organized for the purpose of engaging in any activity for which corporations may be organized under the General Corporation Law of the State of Nevada.
ARTICLE III
Duration
     The Corporation is to have perpetual existence.

ARTICLE IV
Capital Stock
     1. The total authorized capital stock of the Corporation shall consist of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, all with a par value of $.001.
     2. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the Corporation.
     3. The shares of preferred stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of preferred stock, the Board of Directors is hereby authorized to prescribe, the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock.
     4. For any series of preferred stock having issued and outstanding shares, the Board of Directors is further authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series, if any. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     5. The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.
ARTICLE V
Board of Directors
     The members of the governing board of the Corporation shall be known as directors. The board of directors of the corporation shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.
ARTICLE VI
Indemnification
     1. The liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time.
     2. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.
     3. Any repeal or modification of Section 1 or 2 of this Article VI approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the corporation existing as of the time of such repeal or modification. In the event of any conflict between Section 1 or 2 of this Article VIV and any other Article of the Corporation’s Articles of Incorporation, the terms and provisions of Sections 1 and/or 2 of this Article VI shall control.
ARTICLE VII
Bylaws
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized, subject to the Bylaws, if any, adopted by the stockholders, to make, alter or amend the Bylaws of the Corporation.
ARTICLE XI
Amendments
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by its duly authorized officer, this 23rd day of June 2006.

/s/ Kevin R. Ruark
Kevin R. Ruark
President